Exhibit 99.1

Press Release

Aspen Completes $100 Million California Earthquake Catastrophe Financing Under $1 Billion Shelf Program and Announces $100 Million ILW Wind Reinsurance

Hamilton, BERMUDA — April 25, 2007   —   Aspen Insurance Holdings Limited (‘‘Aspen’’) (NYSE:AHL) today announced two separate collateralized reinsurance contracts to protect its balance sheet against severe California Earthquake and US wind events.

Aspen has entered into a multi-year property catastrophe reinsurance agreement with Ajax Re Limited (‘‘Ajax Re’’), a Cayman Islands domiciled reinsurer, to provide up to $100 million of reinsurance coverage for Aspen’s insurance subsidiaries in the event of one or more California earthquakes.

The reinsurance agreement is fully collateralized by proceeds received by Ajax Re from the issuance of catastrophe bonds, and its reinsurance limit is proportionally available based on industry insured losses between $23.1 billion and $25.9 billion in the covered area, as reported by Property Claim Services (‘‘PCS’’). The full $100 million available is exhausted when the reported industry insured losses by PCS reach $25.9 billion.

This transaction coincides with the expiration of the Company’s existing catastrophe swap agreement and provides Aspen with coverage effective from August 18, 2007 through May 1, 2009.

Ajax Re is a special purpose Cayman Islands exempted company licensed as a restricted Class B insurer in the Cayman Islands and formed solely for the purpose of entering into certain reinsurance agreements and other risk transfer agreements with subsidiaries of Aspen to provide up to $1 billion of reinsurance protection covering various perils. The protection provided by Ajax Re will be funded through the issuance of one or more distinct series of notes (the ‘‘Notes’’) to qualified institutional buyers in permitted jurisdictions as part of Ajax Re’s $1 billion principal at-risk variable rate note program.

In a separate transaction, Aspen intends, subject to completion of contractual arrangements, to enter into a $100 million Industry Loss Warranty (‘‘ILW’’) Reinsurance Contract to provide protection against United States catastrophic wind events. The ILW is structured in three layers, with trigger points ranging from $30 billion to $50 billion in industry losses as reported by PCS.

Commenting on the financings, Chris O’Kane, Aspen’s Chief Executive Officer said: ‘‘Aspen continues to manage catastrophe risk exposures by using a combination of capital markets and traditional reinsurance. These transactions enable us to protect our balance sheet from exposure to significant specific perils and support our ratings.’’

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements thereunder.

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and the United States and specialty insurance and reinsurance consisting mainly of marine and energy and aviation worldwide. Aspen’s operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen has four operating segments: property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance. For more information about Aspen, please visit the Company’s website at www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains written, and Aspen’s officers may make related oral, ‘‘forward-looking statements’’ within the meaning of the U.S. federal securities laws regarding Aspen’s initial outlook for certain operating results for 2007, the possible repurchase of Aspen’s ordinary shares and the financing of any such repurchases. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘anticipate,’’ ‘‘seek,’’ ‘‘will,’’ ‘‘estimate,’’ ‘‘may,’’ ‘‘continue,’’ and similar expressions of a future or forward-looking nature. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this release, please see the ‘‘Risk Factors’’ section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission on February 22, 2007.

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Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T +1 (441) 297-9382
Tania Kerno, Head of Communications	T +1 44 (0) 20 7184 8855
European Press Contact:
The Maitland Consultancy	T +1 44 (0) 20 7379 5151
Brian Hudspith
North American Press Contact:
Abernathy MacGregor	T +1 (212) 371-5999
Eliza Johnson